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                                                                      EXHIBIT 15




April 16, 1998

Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas 77002


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southdown, Inc. and subsidiary companies for the periods ended March 31, 1998 and 1997, as indicated in our report dated April 16, 1998. Because we did not perform an audit, we expressed no opinion on that information.



We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 is incorporated by reference in Registration Statement No. 33-23328, Registration Statement No. 33-35011, Registration Statement No. 33-45144, Registration Statement No. 33-26529, Registration Statement No. 33-26523, all on Form S-8 and Registration Statement No. 33-16517 on Form S-3.



We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
Houston, Texas